EXHIBIT 99.2


                        Hanseatic Discretionary Pool, LLC
                        9925 Pennsylvania Ave. Suite 110
                             Oklahoma City, OK 73159
                 Tel.: (405) 691-2793 Toll Free: (888) 840-8434
                 Fax: (405) 691-6124 Email: shellast@swbell.net


              December 26, 2003

              To:          HSBC
              From:        Randy Shell & Simcha Bluth

              RE: Termination of Advisory relationship with Hanseatic Corp and liquidation of trading account

              Dear HSBC:

              This is to inform you that the Advisory relationship and Trading Authorization between Hanseatic Corporation and the Hanseatic Discretionary Pool, L.L.C. has been terminated, effective at the close of business today, December 26, 2003.

                  Notice of the termination has been delivered to Hanseatic Corporation today. We have requested that Hanseatic Corporation close-out all open positions in the Pool's trading account at HSBC. If that has not been accomplished by the close of the trading day today, we request that you take such action on behalf of the Pool's account (prior to the close of business today). Furthermore, there should not be any NEW POSITIONS established for our fund's account.

              IMPORTANT: Effective January 1, 2004, our fund will have a new trading advisor. At this time, a decision has not been made regarding where we will clear our business after January 1st. If you would like to discuss the possibility of keeping our account at your firm, please call Simcha Bluth at (410) 486-4406. Please call him on Monday, December 29th.

              We appreciate the service you have provided the pool.

              Randy Shell,

              President, Pool Management Services, Inc.
              Managing Member of the Hanseatic Discretionary Pool, L.L.C.